CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-125751 on Form N-1A of our report dated February 21, 2025, relating to the financial statements and financial highlights of First Trust Nasdaq-100 Select Equal Weight ETF (formerly First Trust NASDAQ-100 Equal Weighted Index Fund), a series of the First Trust Exchange Traded Fund, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “AIFM Directive Disclosures,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 19, 2025